Exhibit 99.1

PRESS RELEASE

HATTON CAPITAL CORP. (TSX VENTURE “HTA.P”)
VISTA GOLD CORP. (TSX, AMEX “VGZ”)
JULY 21, 2006

Hatton Capital Corp. Announces Letter of Intent with Vista Gold Corp.

Hatton Capital Corporation (“Hatton “or the “Corporation”) (TSX VENTURE:HTA.P) has entered into a letter of intent dated July 20, 2006 (the “Agreement”), for the arm’s-length acquisition of three mineral properties of Vista Gold Corp. (“Vista”), a public mineral exploration company continued under the laws of the Yukon Territory (TSX: VGZ). Hatton is a capital pool company and intends for the acquisition of the three mineral properties to constitute the Qualifying Transaction of the Corporation (the “Qualifying Transaction”) as such term is defined in the policies of the TSX Venture Exchange (the “Exchange”). The Qualifying Transaction is an arm’s length transaction.  Upon completion of the Qualifying Transaction, it is expected that the Corporation will be a Tier 2 Mining Issuer.

Pursuant to the terms of the Agreement, subject to completion of satisfactory due diligence, a definitive purchase agreement and receipt of applicable regulatory approvals, Hatton intends to acquire three mineral exploration properties including one gold exploration property in Manitoba, one gold exploration property in Ontario and one base metal exploration property in Ontario (the “Property”), in consideration for a total of 1.0 million common shares in the capital of Hatton. The Hatton shares will be issued at a deemed price of C$0.375 cents per share, representing a deemed acquisition value of C$375,000.

All geological information provided in this press release, including all information on the Property, has been provided by management of Vista and has not been independently verified by management of Hatton.

Upon completion of the Qualifying Transaction, Hatton will be engaged in the business of exploring for, with the ultimate goal of developing and producing precious and base metals from the Property and such other properties and interests as may be subsequently acquired by Hatton.

The Wolf Property

The Wolf property consists of 17 patented claims covering 272 hectares located 16 kilometres northwest of Kirkland Lake, Ontario. From 1933-to-1935 Lakeland Gold Mines developed seven levels on a gold system within the north central part of the property. Granges Inc. (“Granges”), which was subsequently acquired by Vista., acquired the project in 1985. Granges completed ground magnetics, HLEM and VLF geophysical survey over the property and drilled 12 widely spaced holes totalling 946 metres. Significant results were received from two of the holes with W-2 returning 3.51 grams gold per tonne over 8.53 metres and hole W-12, which returned 3.71 grams gold per tonne over 1.69 metres.

The Manville Property

The Manville property consists of 38 leased claims located 110 kilometres east of Timmins, Ontario. The past producing Potter copper zinc mine lies approximately 2 km southeast of the property and the stratigraphy on the Manville property is identical to the Potter stratigraphy. Two copper-zinc showing have been located on the property. In 1998, Falconbridge Ltd. drilled 4 holes on the property but only anomalous values of copper and zinc were encountered.

Qualifying Property – The McBride Property

The McBride property (the “Qualifying Property”) consists of 4 mineral claims totalling 893 hectares located 15 kilometres southwest of Lynn Lake, Manitoba. The Qualifying Property will be 100 percent owned by Hatton. Portions of the Qualifying Property were sporadically explored for gold from 1960 to 1982 when Granges Inc. staked the property. From 1984 to 1994 a total of 61 diamond drill holes were completed outlining four areas of gold mineralization on the property. The most significant results from the last drill program include 2.54 grams gold per tonne over 7.11 metres in Area A; 8.84 metres grading 3.81 grams gold per tonne in Area B; and 13.58 metres grading 1.40 grams gold per tonne in Area C. In 2006, Vista followed up the 1994 drill results by sampling the previously not sampled sections of the drill core, re-established the exploration grid and ran a ground magnetic geophysical survey over the property. The sampling program returned values to 3.75 grams gold per tonne over 0.5 metre with broad zones of anomalous gold values. The magnetic survey indicates the presence of shearing along the northern contact of a magnetic body that corresponds to soil geochemical gold anomalies. Hatton will receive all of the historical data from Vista’s exploration programs upon acquisition of the property.

The foregoing disclosure, including results of the previous exploration provided by Vista, has been reviewed and compiled by Richard A. Graham, P. Geol., who is a “qualified person” for the purpose of National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

Proposed Work Program

An independent, 43-101 compliant geological report has been commissioned on the Qualifying Property and pending final recommendations, it is the intent of Hatton to undertake a Phase #1 program to prioritize and drill test targets. Contingent on positive results in the Phase #1 program Hatton intends to undertake a second phase program consisting of additional geological, geochemical and geophysical work to define targets and additional drilling.

Insiders and Board of Directors of the Resulting Issuer

Upon completion of the Qualifying Transaction, it is anticipated that the Corporation’s board of directors will remain substantially unchanged.  In addition, the appointment of one board member to be recommended by Vista and approved by Hatton and the Exchange, is currently anticipated. Upon completion of the Qualifying Transaction, it is also intended that Gord Harris will resign as a senior officer of Hatton and that Richard Graham will be appointed President and Chief Executive Officer.

Richard Graham is a Professional Geologist, registered with the Association of Professional Engineers, Geologists and Geophysicists of Alberta and has approximately 16 years of geological experience.  Mr. Graham is currently Manager of Corporate Development of Quest Management Corp., a wholly owned subsidiary of Quest Capital Corp., a publicly traded company on the Toronto Stock Exchange.  Mr. Graham is a director and officer on several publicly traded companies.

Private Placement

Concurrent with the closing of the Qualifying Transaction, Hatton expects to complete a Private Placement of up to 2,000,000 units at a price of $0.375 per unit (the “Units”) for total proceeds of $750,000. Each Unit will be comprised of one common share (“Share”) and one non-transferable share purchase warrant (“Warrant”). Each Warrant will entitle the holder to acquire one additional Share (“Warrant Shares”) for a period of two years at a purchase price of $0.45 per share. If, after the expiry of the applicable four month hold periods, the closing price of the common shares of the Company on the Exchange is $0.80 or greater for a period of 20 consecutive trading days in the first year or $1.00 in the second year, the Corporation may provide notice of an earlier expiry of the Warrants, in which case the Warrants shall expire 21 business days after giving such notice.

Sponsorship of Qualifying Transaction

Sponsorship of a qualifying transaction of a capital pool company is required by the Exchange unless exempt in accordance with TSX policies. Hatton will apply for an exemption from sponsorship requirements on the basis that the Qualifying Transaction is a Canadian based resource venture and as such falls within the sponsorship exemptions of Exchange policies, however there is no assurance that the Hatton will obtain this exemption.

Hatton currently has 3,080,000 Hatton shares outstanding and options to acquire 162,500 Hatton granted to its directors and officers. Upon closing of the Qualifying Transaction and the Private Placement, Hatton will have approximately 6,080,000 shares issued and outstanding.

The closing of the Qualifying Transaction is subject to a number of conditions including but not limited to, the closing of the minimum $750,000 Private Placement, Exchange acceptance and if required by Exchange policies, majority of the minority shareholder approval. Where applicable, the Qualifying Transaction cannot close until the required shareholder approval is obtained.  There can be no assurance that the Qualifying Transaction will be completed as proposed or at all.

Investors are cautioned that, except as disclosed in the management information circular or filing statement to be prepared in connection with the Qualifying Transaction, any information released or received with respect to the Qualifying Transaction may not be accurate or complete and should not be relied upon. Trading in the securities of a capital pool company should be considered highly speculative.

The Exchange has suspended the shares of Hatton from trading for failure to complete a qualifying transaction with the required 24 month period.  Therefore, n accordance with Exchange policy, the Corporation’s shares are currently suspended from trading and will remain so until such time as the Exchange reinstates the shares for trading, which, depending on the policies of the Exchange, may not occur until the completion of the Qualifying Transaction. .

The Exchange has in no way passed upon the merits of the Qualifying Transaction and has neither approved nor disapproved the contents of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:

Hatton Capital Corp.
Brian Bayley
Director
(604) 689-1428